Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form F-3 (No. 333-160505) of KB Financial Group Inc. of our report dated June 20, 2011 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 20-F.

/s/ Samil PricewaterhouseCoopers

Seoul, Korea

June 20, 2011